Exhibit 8.1

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

       May 28, 2024

UBS AG,

Bahnhofstrasse 45,

CH-8001 Zurich,

Switzerland.

Ladies and Gentlemen:

As counsel to UBS AG (the “Company”) in connection with the registration of debt securities to be issued (on a delayed and continuous basis) by the Company (the “Company Securities”) and debt securities to be offered and sold through the Company’s affiliates, in market-making transactions by the Company, in each case, pursuant to the related base prospectus (each, a “Prospectus”) that forms a part of the registration statement on Form F-3 of the Company filed with the Securities and Exchange Commission on April 25, 2024 (the “Registration Statement”) to which this opinion is filed as an exhibit, we hereby confirm to you that the discussions of U.S. federal tax law set forth under the heading “U.S. Tax Considerations” contained in each Prospectus in the Registration Statement is our opinion, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us under the heading “U.S. Tax Considerations” in the Prospectus in the Registration Statement. In addition, if a prospectus or pricing supplement relating to the offer and sale of any particular Security is prepared and filed by the Company with the Securities and Exchange Commission on a future date and the prospectus or pricing supplement contains our opinion and a reference to us, this consent shall apply to our opinion and the reference to us in substantially such form. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP